EXHIBIT 10.3

INNKEEPERS USA TRUST

Performance Share Award Agreement

THIS AGREEMENT, dated as of the 1st day of June, 2005, between INNKEEPERS USA TRUST, a Maryland real estate investment trust (the “Company”), and JEFFREY H. FISHER (the “Participant”), is made pursuant and subject to the provisions of the Innkeepers USA Trust 1994 Share Incentive Plan (the “Plan”), a copy of which has been made available to the Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award. Pursuant to the Plan, the Company, effective on June 1, 2005 (the “Date of Award”), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of 150,000 Performance Shares.

2. Terms and Conditions. No Shares will be issued, no payment will be made hereunder, and the Participant’s interest in the Performance Shares granted hereunder shall be forfeited except to the extent that the requirements of paragraph 3 or 4 are satisfied. Performance Shares that are not earned in accordance with subparagraph 3(a) or 4(a) on or before the Participant’s termination of employment with the Company and its Affiliates shall be forfeited on the date the Participant’s employment ends. Shares that are issued in accordance with subparagraph 3(b) that are not vested and transferable on or before the Participant’s termination of employment with the Company and its Affiliates shall be forfeited on the date the Participant’s employment ends.

3. TRS Vesting. The Performance Shares will be earned, and the Participant’s interest in the Shares issued in settlement of the Performance Shares will be vested and transferable, if the requirements of the following subparagraphs 3(a) and 3(b) are satisfied.

(a) Measurement Period Performance. All of the Performance Shares granted hereunder will be earned if the TRS is at least ten percent (10%). For purposes of this paragraph 3, the term “TRS” means the compounded annual return on a Share during the Measurement Period, taking into account the appreciation in the Fair Market Value and the total dividends paid on a Share for the Measurement Period. For purposes of this Agreement, the term “Measurement Period” means the period beginning on June 1, 2005 and ending on May 31, 2008.

(b) Settlement and Vesting. If the Performance Shares granted hereunder are earned in accordance with subparagraph 3(a), the Company shall issue 150,000 Shares to the Participant as of May 31, 2008 pursuant to the Plan or a successor plan. The Participant’s interest in 75,000 of those Shares shall be vested and transferable as of May 31, 2008. The Participant’s interest in an additional 37,500 of those Shares shall be vested and transferable as of May 31, 2009, if the Participant’s employment with the Company or an Affiliate continues from the Date of Award until such date. The Participant’s interest in the remaining 37,500 of those Shares shall be vested and transferable as of May 31, 2010, if the Participant’s employment with the Company or an Affiliate continues from the Date of Award until such date. Notwithstanding the two preceding sentences, all of the Shares issued in settlement of the Performance Shares shall be vested and transferable if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Award until either a Control Change Date or the date that the Participant’s employment is terminated without Cause or with Good Reason or the Participant’s employment ends on account of the Participant’s death or Disability.

4. Other Vesting. The Performance Shares will be earned, and the Participant’s interest in the Shares issued in settlement of the Performance Shares will be vested and transferable, if the requirements of the following subparagraphs 4(a) and 4(b) are satisfied.

(a) Abbreviated Measurement Period Performance. All of the Performance Shares granted hereunder will be earned if (i) the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Award until either (A) the Participant’s termination without Cause before May 31, 2008 or with Good Reason before May 31, 2008, (B) a Control Change Date that occurs before May 31, 2008 or (C) the termination of the Participant’s employment before May 31, 2008, on account of the Participant’s death or Disability and (ii) the TRS is at least ten percent (10%). For purposes of this paragraph 4, the term “TRS” has the same meaning as under paragraph 3 except that the “Abbreviated Measurement Period” shall be used instead of the “Measurement Period.” For purposes of this Agreement, the term “Abbreviated Measurement Period” means the period beginning on June 1, 2005, and ending on the date of the Participant’s termination of employment or a Control Change Date, as applicable, in accordance with clause (i) of the preceding sentence.

(b) Settlement and Vesting. If the Performance Shares granted hereunder are earned in accordance with subparagraph 4(a), the Company shall issue 150,000 Shares to the Participant pursuant to the Plan or a successor plan. The Shares shall be issued as soon as practicable after the last day of the Abbreviated Measurement Period. The Participant’s interest in the Shares issued under this paragraph 4 shall be vested and transferable as of the date that the Shares are issued.

5. Cause. For purposes of this Agreement, the term “Cause” means (i) (x) the Participant’s failure to perform a material duty or the Participant’s material breach of an obligation set forth in an employment agreement between the Participant and the Company or an Affiliate (or, if there is no such employment agreement, a material breach of the Participant’s duties and obligations to the Company or an Affiliate), a breach of a material and written Company policy or a breach of the Covenant Not to Compete between the Executive and the Company dated as of December 1, 2003, in all cases other than by reason of mental or physical illness or injury, (y) that is described in a written notice from the Board and (z) that is not cured, to the reasonable satisfaction of the Board, within thirty days after such notice is received by the Participant, (ii) the Participant’s conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude or (iii) an act or failure to act by the Participant which in either case constitutes fraud involving assets of the Company or dishonesty involving assets of the Company or an Affiliate or that is significantly detrimental to the business reputation of the Company or an Affiliate.

6. Good Reason. For purposes of this Agreement, the term “Good Reason” means (i) (x) the Company’s or an Affiliate’s material breach of the terms of an employment agreement between the Participant and the Company or an Affiliate (or, if there is no such employment agreement, a material breach by the Company or an Affiliate of the terms and conditions of the

Participant’s employment) or a direction from the Board that the Executive act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy and (y) that in either case is described in a written notice from the Participant to the Board (delivered within sixty days after the Participant knows of the Company’s alleged breach) and (z) that is not cured, to the reasonable satisfaction of the Participant, within thirty days after such notice is received by the Board, (ii) a demotion of the Participant or a material diminution in the Participant’s duties, functions and responsibilities to the Company and its Affiliates without the Participant’s consent or the Company preventing the Executive from fulfilling or exercising his duties, functions or responsibilities to the Company and its Affiliates without the Executive’s consent, (iii) a reduction in the Participant’s base salary (as such may be increased from time to time after the Date of Award) or bonus opportunity or (iv) a requirement that the Participant relocate his employment more than thirty miles from the location of the Participant’s principal office on the Date of Award, without the consent of the Participant. The Participant’s resignation shall not be deemed a “resignation with Good Reason” unless the Participant resigns effective (i) not later than thirty days after the expiration of the cure period described in clause (i) of the preceding sentence or (ii) not later than sixty days after the event or act described in clause (ii), (iii) or (iv) of the preceding sentence.

7. Disability. For purposes of this Agreement, the term “Disability” means the Participant’s inability, due to physical or mental illness or injury, to perform the Participant’s essential duties to the Company and its Affiliates, with or without reasonable accommodation, for any period of 180 consecutive days. The Participant’s return to his duties for periods of fifteen days or less shall not be deemed to interrupt the 180 day period referred to in the preceding sentence.

8. Shareholder Rights. The Participant shall not have any rights as a shareholder of the Company with respect to the Performance Shares granted hereunder. The Participant shall have all the rights of a shareholder, including the right to vote and receive dividends thereon, with respect to all of the Shares issued pursuant to Section 3 or 4 of this Agreement.

9. Change in Capital Structure. The terms of this Agreement, including the number of Performance Shares granted hereunder and the performance criteria of subparagraphs 3(a) and 4(a) shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more share dividends, share split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

10. No Right to Continued Employment. This Agreement does not confer upon the Participant any right with respect to continuance of employment with the Company or an Affiliate and does not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment.

11. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan mean the Plan as in effect on the Date of Award.

12. Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all terms and provisions thereof.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of the Participant and the successors of the Company.

14. Taxes. The Participant agrees to make arrangements, satisfactory to the Company, for the satisfaction of any income and employment tax withholding requirements related to the benefits provided under this Agreement.

15. Governing Law. This Agreement shall be governed by the laws of the State of Florida, other than its choice of law provisions to the extent that they would require the application of the laws of another State.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer and the Participant has affixed his signature hereto.

INNKEEPERS USA TRUST		JEFFREY H. FISHER

By:	/s/ Mark A. Murphy	/s/ Jeffrey H. Fisher
General Counsel and Secretary